SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549




FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:	September 16, 1997
(Date of earliest event reported)

MNB BANCSHARES, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-20878			48-1120026
(Commission File Number)	(IRS Employer Identification Number)

800 Poyntz Avenue, Manhattan, Kansas	66502
(Address of principal executive offices)	(Zip Code)
(785) 565-2000
(Registrant's telephone number, including area code)

Item 5.		Other Events

On September 16, 1997, MNB Bancshares, Inc., (the "Registrant") entered into an Agreement and Plan of Merger (the "Agreement") with Freedom Bancshares, Inc. ("Freedom"), a Kansas corporation. Pursuant to the terms of the Agreement, upon consummation of the transaction, the Registrant will acquire Freedom for cash.

Attached hereto as Exhibit 99.1 is a copy of a press release, dated September 16, 1997, announcing the signing of the Agreement.

Item 7.	Financial Statements, Pro Forma Financial Information,
	and Exhibits

(a)	Financial Statements of Business Acquired

	None.

(b)	Pro Forma Financial Information

	None.

(c)	Exhibits

	99.1 Press Release dated September 16, 1997

EXHIBIT 99.1
PRESS RELEASE

CONTACT:
Patrick L. Alexander
President and Chief Executive Officer
785/565-2000

FOR IMMEDIATE RELEASE

MNB BANCSHARES, INC.
ANNOUNCES AGREEMENT TO ACQUIRE
FREEDOM BANCSHARES, INC.


Merger Expands Kansas Based Community Banking Organization


	(Manhattan, Kansas September 16, 1997) Patrick L. Alexander, President and Chief Executive Officer of MNB Bancshares, Inc. (Nasdaq
Small Cap MNBB), Manhattan, and William J. Schlobohm, President of
Freedom Bancshares, Inc., Osage City, announced today that they have signed a definitive agreement for the cash acquisition of Freedom by MNB. Freedom is the holding company for Citizens State Bank, which is headquartered in Osage City and operates a branch in Beloit, Kansas. The transaction is subject to the completion of due diligence by MNB and to approvals from Freedom shareholders and the appropriate regulatory agencies. It is expected to be completed during the first quarter of 1998.

"This proposed acquisition adds another sound, solid-performing bank to the group of community banks we have assembled in northeast Kansas," Alexander said. "We are positioning ourselves to offer and deliver a wide range of financial products and services to the communities of northeast Kansas."

"The proposed acquisition of Freedom enhances our ability to provide financial services to a broader base of customers who prefer to deal with community banks offering a high level of personal service and timely local decision making. Our philosophy is to preserve the character of the banks we bring into the Security group so that their customers and employees remain comfortable and also enjoy the benefits of being involved with a larger organization that can provide greater financial resources, services, and benefits to the community and its employees."

Schlobohm voiced his enthusiasm for the proposed acquisition, saying, "We are excited about joining the MNB organization. It is a financially strong, publicly owned and locally operated bank holding company that shares our commitment to quality customer service. We are confident we will benefit from MNB's resources so that we can continue to be the leading provider of financial services in Osage County and Beloit, Kansas."

MNB Bancshares, Inc., with total assets of $102,483,453, is a bank holding company for Security National Bank, which is headquartered in Manhattan, Kansas. Earlier this year, Security National Bank opened a branch at 21st and Wanamaker in Topeka. In 1995, MNB acquired
Security State Bank of Auburn, Kansas, which is now a branch of Security National Bank. The proposed combination will bring total assets to approximately $145 million.



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